Exhibit 21.1

Impco Technologies, Inc.

Subsidiaries of Impco Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of

Delaware.

Impco Technologies Pty. Ltd

Impco Technologies (SA) Pty. Ltd

Impco Technologies (NSW) Pty. Ltd

Impco Technologies Fuel Systems Pty, Ltd.

Impco Technologies Japan, KK

Grupo IMPCO Mexicano

IMPCO Beru Technologies B.V.

IMPCO-Beru Technologies, GmbH

IMPCO-Beru Technologies, S.a.r.l.

IMPCO Technologies, Ltd.

Minda Impco Technologies, Ltd.

Minda Impco Ltd.

CNGC-IMPCO Technologies, LLC

IMPCO—Egypt

B.R.C. S.r.l.